Exhibit 99.1

Medalist Diversified REIT, Inc.

ANNOUNCES PARTIAL REDEMPTION OF ITS

8% SERIES A CUMULATIVE REDEEMABLE pREFERRED STOCK, par value $0.01 per share

RICHMOND, Va., December 10, 2024--Medalist Diversified REIT, Inc. (NASDAQ: MDRR) (the “Company” or “Medalist”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing commercial real estate, gave notice of its intent to redeem 60,000 shares (the “Redeemed Shares”) of its outstanding 8.0% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) on January 10, 2025 (the “Optional Redemption Date”).  The Redeemed Shares will be redeemed at a cash redemption price of $25.00 per share, plus any accrued and unpaid dividends up to, but not including, the Optional Redemption Date in an amount equal to approximately $0.44 per share, for a total payment of $25.44 per share.  Upon the completion of the redemption of the Redeemed Shares, the Series A Preferred Stock will be fully redeemed and no shares of the Series A Preferred Stock will remain outstanding.

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions. The Company’s strategy is to focus on value-add and opportunistic commercial real estate which is expected to provide an attractive balance of risk and returns. The Company seeks to maximize operating performance of current properties by utilizing a hands-on approach to property management while monitoring the middle market real estate markets in the southeast for acquisition opportunities and disposal of properties as considered appropriate. For more information on Medalist, please visit the Company website at www.medalistreit.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are not historical and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate, “may,” “will,” “should” and “could” and include statements about the  redemption of the Series A Preferred Stock. Forward-looking statements are based upon the Company’s present expectations but are not guarantees or assurances as to future developments or results. Factors that may cause actual developments or results to differ from those reflected in forward-looking statements include, without limitation, adverse changes in the pricing of the Company’s assets, disruptions associated with management internalizations, increased costs of, and reduced availability of, capital and those included in the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes and new developments except as required by law or regulation.

Contact

Brent Winn
Medalist Diversified REIT, Inc.
bwinn@medalistreit.com